Exhibit 10.76 Brown

Exhibit 10.76

LOAN AGREEMENT

Exodus Communications, Inc agrees to extend a loan to Beverly A. Brown ("Brown") pursuant to the terms and conditions described below:

Loan Amount: $400,000

Availability: $200,000 beginning November 1, 1999

$100,000 beginning April 1, 2000

$100,000 beginning June 1, 2000

Interest: The then-current Applicable Federal Rate pursuant to IRC Section 1274(d), compounded annually (the rate for October 1999 is 6.02%).

Maturity: Earlier of June 30, 2005 or termination of full time employment by Brown with Exodus Communications, Inc. and its subsidiaries. Brown agrees to repay any outstanding principal balance on the loan as follows: When Brown sells any stock underlying options granted by Exodus, Brown shall repay the outstanding principal to the extent of 25% of the gross profits from such sale. If Brown's annual gross compensation (including bonus) exceeds $336,000, Brown shall repay the outstanding principal at the end of the fiscal year the amount that exceeds $336,000.

Security: Evidenced by a full recourse promissory note and secured by a security agreement on the real principal residence property of Brown. In the event that it is not possible to obtain a security interest in the principal residence real property of Brown (due to the refusal of a senior creditor), the parties agree that they will in good faith determine acceptable alternate security.

Forgiveness: If Brown is involuntarily terminated by Exodus for any reason other than Cause at any time following the first anniversary of Brown's employment commencement date, Brown's then-outstanding loan repayment obligations (principal and interest) shall be forgiven. At the time the principal is repaid in full all outstanding interest obligations will be forgiven or forgiven as described in the forgoing sentence.

Date: October 5, 1999

Robert Helms, Vice President Human Resources __________________________

Exodus Communications, Inc.

Beverly A. Brown ________________________________